Exhibit 10.8

[GRAPHIC]

ADDENDUM TO OFFER LETTER

October 12, 2004

Tammy Reilly

Dear Tammy:

In addition to the terms of the offer letter to you dated September 10, 2004, XDx will offer you up to $15,000 of relocation expenses. To claim the relocation expense, please submit your expenses, as incurred, using XDx’s regular expense system.

Sincerely,

EXPRESSION DIAGNOSTICS, INC.

/s/ Pierre Cassigneul
Pierre Cassigneul President and CEO

750 Gateway Boulevard   Suite H   South San Francisco   California 94080   tel 650 624 0120
fax 650 624 0125   www.xdx.com

[GRAPHIC]

OFFER LETTER

September 10, 2004

Tammy Reilly

Dear Tammy:

I am pleased to offer you a position with Expression Diagnostics, XDx, Inc. (the “Company”) as Vice President of Commercial Operations, reporting to Pierre Cassigneul, the Company’s President and CEO. Your full-time employment with the Company will commence October 1st, 2004.

Effective upon commencement of your full-time employment at the Company you will receive a monthly salary of $18,750.00, which will be paid in accordance with the Company’s normal payroll procedures. As a Company employee, you are also eligible to receive certain employee benefits pursuant to the terms of Company benefit plans as they may exist from time to time.

Upon commencement of your full-time employment, you will receive a housing allowance of (i) $3,000 per month payable following the completion of each of the first twelve (12) months of your employment, (ii) $2,000 per month following the completion of the subsequent twelve (12) months and (iii) $1,000 per month following the completion of each of the subsequent twelve (12) months. These housing allowance payments will terminate upon the earlier of: (a) the third anniversary of your start date and (b) the termination of your employment with the company for any reason.

Following the commencement of your full-time employment, the Company will pay you a sign-on bonus of $40,000 at the completion of the third month and a second bonus of $40,000 at the completion of your ninth month.

In recognition of your past experience, the Company grants you four weeks of vacation per year which will begin to accrue on day one of your employment at the Company.

Subject to the approval of the Board of Directors of the Company, you will be granted an option to purchase 2% of the Company’s Common Stock post Series D close (exact number of shares to be calculated when Series D is closed). This option shall vest, subject to your continued employment with the Company, as to one forty-eighth (l/48th) of the total number of shares subject to the option at the end of each calendar month. Details of the price of these options will be provided in your stock option grant and determined by the board of directors.

750 Gateway Boulevard   Suite H   South San Francisco   California 94080   tel 650 624 0120
fax 650 624 0125   www.xdx.com

Additionally, in 2005, you are eligible to receive a special incentive plan. You will earn a bonus in the form of stock options when you achieve sales above plan. Specifically for every $ one million of sales above plan, you will receive 0.1% of stock options. This 2005 bonus is capped at 0.5% even if the sales are greater than $ five million above plan.

In subsequent years you will be eligible for bonus plans that will be devised to maximize the company value and give you incentive to contribute to the value creation. These plans may or may not include stock options, cash, other possible incentives and any combination of these. Each annual incentive plan for the years beyond 2005 will be communicated to you prior to the beginning of the each new fiscal year.

You should be aware that your employment with the Company is for no specified period and constitutes at will employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause.

For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

As a condition to your employment with the Company, you will be required to sign the Company’s standard Arbitration Agreement and Employment, Confidential Information, and Invention Assignment Agreement, a copy of which is enclosed.

We also ask that, if you have not already done so, you disclose to the Company any and all agreements relating to your prior employment that may affect your eligibility to be employed by the Company or limit the manner in which you may be employed. It is the Company’s understanding that any such agreements will not prevent you from performing the duties of your position and you represent that such is the case. Moreover, you agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company. Similarly, you agree not to bring any third party confidential information to the Company, including that of your former employer, and that in performing your duties for the Company you will not in any way utilize any such information.

In the event of any dispute or claim relating to or arising out of our employment relationship, you and the Company agree that all such disputes shall be fully and finally resolved by binding arbitration conducted by the American Arbitration Association in Santa Clara County, California.

To indicate your acceptance of the Company’s offer, please sign and date this letter in the space provided below, sign the enclosed Arbitration Agreement and Employment, Confidential Information, and Invention Assignment Agreement, and return them to XDx in the enclosed envelope. A duplicate original offer letter is enclosed for your records. This letter, along with the Employment, Confidential Information, and Invention Assignment Agreement, set forth the terms of your employment with the Company and supersede any prior representations or agreements, whether written or oral. This letter may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument. This letter may not be modified or amended except by a written agreement, signed by the Company and by you.

We look forward to working with you at Expression Diagnostics, Inc.

Sincerely,

EXPRESSION DIAGNOSTICS, INC.

/s/ Pierre G. Cassigneul
Pierre Cassigneul President and CEO

ACCEPTED AND AGREED TO this
16 day of September, 2004

/s/ Tammy Reilly
Tammy Reilly